DEFINITIVE PROXY STATEMENT
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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FOG CUTTER CAPITAL GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2007

Dear Stockholder:

You are cordially invited to the 2007 annual meeting of stockholders of Fog Cutter Capital Group Inc. to be held on Monday, May 21, 2007 at 9:00 a.m., at 1901 Avenue of the Stars, Suite 1100, Los Angeles, California.

At the annual meeting, you will be asked to elect five directors to our board of directors and ratify the appointment of PKF, Certified Public Accountants, A Professional Corporation, as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Our annual report on Form 10-K for the fiscal year ended December 31, 2006 is enclosed. I hope you will read it carefully. Also enclosed with this letter is a proxy card authorizing the designated proxies to vote your shares for you if you do not attend the annual meeting. Whether or not you are able to attend the annual meeting, I urge you to complete, date and sign your proxy card and return it in the enclosed addressed, postage-paid envelope, as a quorum of the stockholders must be present at the annual meeting, either in person or by proxy.

Your immediate attention to the mailing of this proxy card is requested.

Sincerely,

Andrew A. Wiederhorn
Chairman of the Board and Chief Executive Officer

1410 SW Jefferson Street, Portland, OR 97201-2548

April 25, 2007

NOTICE OF ANNUAL MEETING

The 2007 annual meeting of stockholders of Fog Cutter Capital Group Inc., a Maryland corporation, will be held on Monday, May 21, 2007 at 9:00 a.m., at 1901 Avenue of the Stars, Suite 1100, Los Angeles, California, for the following purposes:

1.    to elect five directors to our board of directors to serve until the 2008 annual meeting of stockholders or until their successors are elected and qualified;

2.    to ratify the decision of our Audit Committee to appoint PKF, Certified Public Accountants, A Professional Corporation, as our auditors for the fiscal year ending December 31, 2007; and

3.    to transact such other business as may properly come before the annual meeting and any adjournment or postponements.

The board of directors has fixed the close of business on April 16, 2007 as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponements.

It is important that your shares be represented at the annual meeting regardless of the size of your holdings. Whether or not you expect to attend the annual meeting, please complete, date and sign the enclosed proxy card and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. The proxy card is revocable at any time prior to its use.

By order of the board of directors,

R. Scott Stevenson
Chief Financial Officer

1410 SW Jefferson Street, Portland, OR 97201-2548

FOG CUTTER CAPITAL GROUP  INC.
1410 SW JEFFERSON STREET
PORTLAND, OR 97201-2548

ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2007

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

The accompanying proxy is solicited by the board of directors of Fog Cutter Capital Group Inc., a Maryland corporation, for use at our 2007 annual meeting of stockholders to be held at 1901 Avenue of the Stars, Suite 1100, Los Angeles, California, on May 21, 2007, at 9:00 a.m., Pacific Time, and at any adjournment or postponements thereof. If no contrary instruction is received, the signed proxy card  returned by stockholders will be voted in accordance with the board of directors’ recommendations. As of the date of this proxy statement, we are not aware of any matters to be voted on at the annual meeting other than as stated in this proxy statement and the accompanying notice of annual meeting of stockholders. If any other matters are properly brought before the annual meeting, the proxy card gives discretionary authority to the persons named in it to vote the shares in their best judgment.

This proxy statement and accompanying proxy card were first sent to our stockholders on or about April 25, 2007.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Secretary) no later than 5:00 p.m. local time May 18, 2007 a written notice of revocation, delivery of a duly executed proxy card bearing a later date, or by attending the annual meeting and voting in person.

Only stockholders of record at the close of business on April 16, 2007 are entitled to vote at the annual meeting. Each outstanding share of our common stock, par value $0.0001 per share, is entitled to one vote. On the record date, there were 7,957,428 shares of common stock outstanding.

We will pay the cost of soliciting proxies for the annual meeting. Proxies may be solicited by our regular employees in person, or by mail, courier, telephone or facsimile. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

At the annual meeting, stockholders will vote on the election of five directors (Proposal 1) and the ratification of the selection of our independent registered public accounting firm (Proposal 2).

Stockholders representing a majority of the shares of common stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the annual meeting. The affirmative vote of the holders of shares of common stock representing a majority of the votes cast at the annual meeting, present in person or by proxy, is required to ratify the appointment of our independent registered public accounting firm. With regard to the election of directors, if a quorum is present, then the five nominees receiving the greatest number of the votes cast at the annual meeting will be elected to the board of directors. Stockholders are not entitled to cumulate votes in electing directors.

An abstention occurs when a stockholder affirmatively instructs the vote to be withheld (by checking the “abstain,” “withhold for all,” or “exceptions” box on the proxy card) or when a stockholder who has not given a proxy is present at a meeting and does not cast a ballot. Shares subject to abstentions and broker nonvotes are considered to be present at the annual meeting, and, therefore, are counted toward establishing the existence of a quorum. Abstentions are not treated as votes cast, however, abstentions will have no effect on the election of directors, which outcome is determined by a plurality of the votes cast, or on the proposal to ratify the appointment of the independent registered public accounting firm, which outcome is determined by a majority of the votes cast.

Any bank, broker or other fiduciary holding shares of common stock for the account of a customer who is the beneficial owner of those shares that does not receive specific instructions from the customer on how to vote has the power to vote those shares at its discretion in the election of directors, for the ratification of the appointment of the independent registered public accounting firm and for other routine matters for which it has not received voting instructions. Fiduciaries do not have discretionary voting authority, however, with respect to nonroutine matters. A “broker nonvote” occurs when a fiduciary may not vote, or give a proxy to vote, a customer’s shares because the customer did not provide voting instructions with respect to a nonroutine matter. Because fiduciaries will have discretionary voting authority with respect to the election of directors and the ratification of the appointment of the independent registered public accounting firm, there will be no broker nonvotes with respect to those matters.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the annual meeting, the stockholders will be asked to elect five directors to the board of directors, each to serve until the 2008 annual meeting of stockholders or until their successors are elected and qualified. If a nominee is unable or unwilling to serve, the shares to be voted for such nominee that are represented by proxies will be voted for any substitute nominee designated by the board of directors. If a quorum is present at the annual meeting, the five nominees receiving the highest number of votes cast, in person or by proxy, will be elected to serve as directors. Abstentions and broker nonvotes will have no effect on the election of directors. The board of directors recommends a vote “FOR” the nominees for director listed below. If not otherwise specified, proxies will be voted “FOR” the nominees for director listed below.

The names of the nominees, their ages as of April 16, 2007, and other information about them is set forth below:

Name of Nominee	Position	Age
Andrew A. Wiederhorn	Chairman of the Board and Chief Executive Officer	41
Donald J. Berchtold	Director and Senior Vice President	61
Don H. Coleman	Director	68
K. Kenneth Kotler	Director	55
Kenneth J. Anderson	Director	52

Andrew A. Wiederhorn has been a director, the Treasurer and the Secretary of Fog Cutter Capital Group Inc. since its formation and Chairman of the Board and Chief Executive Officer since November 2005. Mr. Wiederhorn served as our Chief Strategic Officer from August 2004 to November 2005. He also served as Chairman and Chief Executive Officer from our formation until June 2004 and as Co-Chairman and the Co-Chief Executive Officer from June 2004 to August 2004. Until August 1999, Mr. Wiederhorn was also chairman of the board of directors, chief executive officer, secretary and treasurer of Wilshire Financial Services Group Inc., (“WFSG”), a public company. In 1987, Mr. Wiederhorn founded Wilshire Credit Corporation, and served as its, and certain of its subsidiaries’, chief executive officer until August 1999. Mr. Wiederhorn holds a B.S. degree in Business Administration from the University of Southern California. Mr. Wiederhorn is the son-in-law of Mr. Berchtold. From August 2004 to October 2005, Mr. Wiederhorn took a leave of absence from Fog Cutter.

Donald J. Berchtold has been a director of Fog Cutter Capital Group Inc. since March 2004 and served as our Chief Executive Officer from August 2004 to November 2005. From June 2004 to August 2004, Mr. Berchtold was our Co-Chief Executive Officer. Upon Mr. Wiederhorn’s resuming his role as Chief Executive Officer in November 2005, Mr. Berchtold resumed his duties as Senior Vice President, which position he previously held from October 1999 to June 2004. From October 1991 to October 1999, Mr. Berchtold was senior vice president of WFSG, overseeing human resources and administration. From 1975 to October 1991, Mr. Berchtold was a consultant and owner/operator of several companies. Mr. Berchtold holds a B.Sc. degree in Finance and Marketing from Santa Clara University. Mr. Berchtold is Mr. Wiederhorn’s father-in-law.

Don H. Coleman has been a director of Fog Cutter Capital Group Inc. since October 2001 and Co-Chairman of the Board from June 2004 to April 2005. He served as sole Chairman of the Board from April 2005 to November 2005. Mr. Coleman has been chief operating officer of Eagle Telephonic Inc., a designer and manufacturer of telephonic switches, since January 2000. From 1992 to 1998, Mr. Coleman was a Vice President of International Communication Technologies Inc. and a founder of and partner in several private telephone service provider companies in foreign countries. From 1988 to 1993, Mr. Coleman was chief executive officer of Liquid Spring Technologies, Inc., a developer of advanced suspension systems for cars and trucks. From 1983 to 1985, Mr. Coleman was chief executive officer of Clarion Corporation of America, a manufacturer and supplier of automotive sound systems and electronics to original equipment manufacturers and the aftermarket. Mr. Coleman holds B.A. and M.B.A. degrees from Stanford University.

K. Kenneth Kotler has been a director of Fog Cutter Capital Group Inc, since October 2001. Mr. Kotler has been an attorney for almost 30 years. His practice primarily focuses on debtor-creditor relations and business litigation. He received a B.A. degree from Transylvannia University in Lexington, Kentucky and a J.D. from SFV College of Law in 1978.

Kenneth J. Anderson is a founding partner of Quintile Wealth Management and has over twenty-five years of financial consulting and accounting experience. Prior to co-founding Quintile, Mr. Anderson was a Client Service Director at myCFO. Prior to joining myCFO, he was a tax partner with Arthur Andersen, LLP. During his 20 years at Arthur Andersen, Mr. Anderson was a founding board member of Arthur Andersen Financial Advisors, a wholly-owned registered investment advisor, and also served on the firm’s national Compensation Planning Specialty Team as well as the Family Wealth and Private Client Services Specialty Team. He is both an attorney and a CPA and holds a BSBA in Accounting and Economics as well as a Juris Doctor degree from Valparaiso University. He was a founding member of the Advisory Board of the University of Southern California Family Business Program and sits on several boards, including Step Up On Second, Idyllwild Arts Academy, the Boy Scouts of America Western Council and the National Council for Valparaiso University School of Law.

Involvement in Certain Legal Proceedings

Warlick Complaints

On October 16, 2006, Fatburger Holdings, Inc., Fatburger Corporation and Fatburger North America, Inc. filed suit against Keith A. Warlick (“Warlick”) the former Chief Executive Officer of Fatburger Holdings, Inc. and Fatburger Corporation. Warlick’s employment with Fatburger was terminated on September 21, 2006 by resolution of the board of directors of Fatburger Holdings, Inc. The Fatburger companies initiated the lawsuit to recover damages from Warlick arising from wrongful acts and conduct during and after his employment, and are asserting claims for:  breach of contract, breach of duty of loyalty, breach of fiduciary duty, conversion—embezzlement; fraud/commencement; intentional interference with contractual relations, and equitable indemnity. Warlick filed an answer to the lawsuit denying the allegations and included a cross-complaint against Fatburger Holdings, Inc., Fatburger Corporation, Fatburger North America, Inc., Fog Cutter Capital Group, Inc., and Andrew Wiederhorn, for breach of contract, employment discrimination based on race and retaliation, wrongful termination and defamation—slander without any specification of damages.  The defendants to the cross-complaint filed by Warlick dispute the allegations of the cross-complaint and intend to vigorously defend against the cross-complaint.

In further response to the termination of his employment and above lawsuit, on February 6, 2007, Warlick , his wife, and a limited liability company controlled by Warlick, each of whom is a minority stockholder of Fatburger Holdings, Inc., filed a second lawsuit against various Fatburger entities, the Company, Mr. Wiederhorn, and members of the Fatburger board of directors. The complaint alleges fraud, negligent misrepresentation against Wiederhorn and the Company, and breach of contract and breach of fiduciary duty against all the defendants, related to business transactions which the plaintiff’s allege were not in the best interests of Fatburger Holdings, Inc., or the plaintiff minority stockholders. The defendants dispute the allegations of the lawsuit and intend to vigorously defend against the claims.

Capital Consultants, L.L.C.

On June 3, 2004, we announced that Mr. Wiederhorn, then Chief Executive Officer and Chairman of the Board, had entered into a settlement, (the “Settlement”), with the United States Attorney’s Office for the District of Oregon regarding its investigation into the failure of Capital Consultants, L.L.C. and would take a leave of absence from his corporate positions at Fog Cutter Capital Group Inc. Under the Settlement terms, Mr. Wiederhorn pled guilty on June 3, 2004 to two federal counts, was sentenced to 18-months incarceration and fined $2.0 million. The charges to which Mr. Wiederhorn pled guilty pursuant to the Settlement were not based upon any acts or omissions involving us or Mr. Wiederhorn in his capacity as our officer or director.

On June 2, 2004, we and Mr. Wiederhorn entered into a leave of absence agreement. In entering into the leave of absence agreement, the board of directors considered the nature of the statutes to which Mr. Wiederhorn pled and the fact that he relied on the advice of expert legal counsel and a national accounting firm. The board of directors also believed it was important to assure Mr. Wiederhorn’s return to active involvement with us because of his expertise and knowledge of our business and investments.

Mr.  Wiederhorn began his leave of absence on August 2, 2004, returned to active service with us in October 2005 as Chief Strategic Officer and resumed his role as Chairman of the Board and Chief Executive Officer in November 2005.

Nasdaq Delisting

Effective October 14, 2004, our common stock began trading in the over-the-counter market on the OTC “pink sheets.”  Prior to October 14, 2004, our common stock was quoted on the Nasdaq National Market. On July 20, 2004, we were notified by Nasdaq of a staff determination to delist our common stock effective July 29, 2004. We challenged the staff determination and requested an oral hearing by a Listing Qualifications Panel to review the staff’s conclusions. A hearing was held on September 9, 2004 and on October 12, 2004 we were notified by Nasdaq that the Listing Qualifications Panel upheld the staff determination. Our common stock was delisted from the Nasdaq National Market on October 14, 2004. We requested a review of the Listing Qualifications Panel’s decision by Nasdaq’s Listing and Hearing Review Council. On February 16, 2005, we received notice that the Nasdaq Listing and Hearing Review Council had upheld the Panel’s decision. On April 21, 2005, the Board of Governors of Nasdaq approved the decision of the Nasdaq Listing and Hearing Review Council, and the Nasdaq decision became final. We unsuccessfully appealed the decision to the SEC. On February 17, 2006, we filed a petition for review of the SEC decision with the United States Court of Appeals, District of Columbia Circuit. Our petition for review was denied by the court on January 23, 2007.

Derivative Action

On July 6, 2004, Jeff Allan McCoon, derivatively on behalf of the Company, filed a lawsuit in the Circuit Court for the State of Oregon (Multnomah County), which named the Company and all of our directors as defendants. The lawsuit, as amended, alleged that our board of directors breached their fiduciary duties to us and our stockholders in a number of ways, primarily relating to the leave of absence agreement with Mr. Wiederhorn. On January 6, 2006, the Circuit Court dismissed the entire derivative lawsuit, ruling that Mr. McCoon was unfit to represent our stockholders. On January 2, 2007, the Circuit Court approved a settlement between the parties and the matter was dismissed.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2006, the board of directors met three times. Each director attended at least 75% of the aggregate number of meetings of the board of directors and meetings of the committees of the board of directors on which he serves.

Each member of the board of directors is expected to attend annual meetings of our stockholders, either in person or telephonically. At our 2006 annual meeting of stockholders, all five directors were in attendance.

The following are the current members and functions of the standing committees of the board of directors.

Audit Committee.   The Audit Committee currently consists of Don H. Coleman, K. Kenneth Kotler, and M. Ray Mathis, three independent directors, and met four times during the year ended December 31, 2006. It is anticipated that Kenneth J. Anderson, if elected to the board of directors, will replace Mr. Mathis on the Audit Committee. The Audit Committee selects our independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. The board of directors has determined that Mr. Coleman is an Audit Committee financial expert within the meaning of applicable SEC rules and regulations and each of the members of the Audit Committee are independent (as independence is defined in both Rule 4200(a)(15) of the listing standards of The NASDAQ Stock Market LLC (“Nasdaq”) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended). If Mr. Anderson replaces Mr. Mathis on the Audit Committee, he would also be an Audit Committee Financial Expert. The board of directors adopted a revised charter for the Audit Committee on March 30, 2004. A copy of the Audit Committee charter is available in the “Management Team” section of our website at www.fccgi.com. The Audit Committee engaged PKF, Certified Public Accountants, A Professional Corporation as our independent registered public accounting firm on January 22, 2007.

Compensation Committee.   The Compensation Committee consists of Don H. Coleman, M. Ray Mathis and K. Kenneth Kotler, three independent directors, and met five times during the year ended December 31, 2006. It is anticipated that Kenneth J. Anderson, if elected to the board of directors, will replace Mr. Mathis on the Compensation Committee. The Compensation Committee’s functions are to establish and administer our policies regarding compensation. The Compensation Committee also administers our Incentive Stock Option Plan. The members of the Compensation Committee are independent (as independence is defined in Rule 4200(a)(15) of the Nasdaq’s listing standards). The Compensation Committee does not have a charter.

Nominating Committee.   The Nominating Committee consists of Don H. Coleman, K. Kenneth Kotler and M. Ray Mathis, three independent directors, and met once during the year ended December 31, 2006. It is anticipated that Kenneth J. Anderson, if elected to the board of directors, will replace Mr. Mathis on the Nominating Committee. On October 18, 2004, the board of directors established a Nominating Committee, which is authorized to nominate new candidates to our board of directors. Each member of the Nominating Committee recommended the current nominees for election to the board of directors. The members of the Nominating Committee are independent (as independence is defined in Rule 4200(a)(15) of the Nasdaq’s listing standards). The Nominating Committee adopted a charter on November 16, 2004, which is available in the “Management Team” section of our website at www.fccgi.com.

Nominations for Directors

The Nominating Committee receives recommendations for director nominees from a variety of sources, including from stockholders, management and  board members. Stockholders may recommend any person to be a director by writing to our Secretary. Each submission must be received by December 29, 2007 in order to be considered a nominee in 2008 and must include (a) a brief description of the candidate, (b) the candidate’s name, age, business address and residence address, (c) the candidate’s principal occupation and the number of shares of our capital stock beneficially owned by the candidate, and (d) any other information that would be required under the rules of the SEC in a proxy statement listing the candidate as a nominee for director. Recommended candidates may be required to provide additional information. Submissions should be sent to the following address: Chairman of the Nominating Committee, c/o Secretary, Fog Cutter Capital Group Inc., 1410 SW Jefferson Street, Portland, OR 97201-2548

The Nominating Committee reviews all recommended candidates at the same time, and subjects all candidates to the same review criteria. Members of our board of directors should be qualified, dedicated and ethical individuals who have experience relevant to our operations and understand the complexities of our business environment. The Nominating Committee further develops recommendations regarding the appropriate skills and characteristics required of directors in the context of the current composition of our board of directors, and these recommendations are submitted to the board of directors for review and approval. In conducting this assessment, the Nominating Committee considers knowledge, skills, experience in business, finance, administration and relevant technical disciplines, social experience, gender and racial diversity and other attributes that the Committee determines will contribute to our success and achievement of its business and social goals. In addition, at least a majority of our directors must be independent, all members of the Audit Committee must be independent and also satisfy heightened independence and qualification criteria under the rules and regulations promulgated by the SEC and Nasdaq, and all members of the Compensation Committee and the Nominating Committee must be independent.

Communications with the Board

Correspondence from our stockholders to the board of directors or any individual directors or officers should be sent to our Secretary. Correspondence addressed to either the board of directors as a body, or to all of the directors in their entirety, will be sent to the chairman of the Nominating Committee. Our Secretary will regularly provide to the board of directors a summary of all such stockholder correspondence that the Secretary receives on behalf of the board of directors. The board of directors has approved this process for stockholders to send communications to the board of directors.

Code of Ethics

The board of directors has adopted a code of ethics designed, in part, to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the SEC and in our other public communications, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations of the code to an appropriate person or persons, as identified in the code, and accountability for adherence to the code. The code of ethics applies to all of our directors, executive officers and employees. A copy of the code of ethics is available in the “Management Team” section of our website at www.fccgi.com.

We intend to disclose any amendments to, or waivers of, our code of ethics as it applies to certain persons by filing them in a current report on Form 8-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee administers our executive compensation programs and is responsible for establishing, implementing, and monitoring adherence to our compensation philosophy. The Compensation Committee currently consists of Don H. Coleman, M. Ray Mathis and K. Kenneth Kotler, each of which are independent directors. It is anticipated that Kenneth J. Anderson, if elected to the board of directors, will replace Mr. Mathis on the Compensation Committee.

Our executive compensation program is designed to attract, retain, and motivate high-caliber executives and to focus the interests of the executives on objectives that enhance stockholder value. These goals are attained by emphasizing “pay for performance” by having a portion of the executive’s compensation dependent upon business results and by providing our executives with equity interests in the Company. The principal elements of our executive compensation program include a base salary, discretionary bonus, stock options and stock grants made under the Fog Cutter Long-Term Vesting Trust.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal year 2006, as well as the other individuals included in the Summary Compensation Table on page 13, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the Company’s achievement of specific annual, long-term and strategic goals. Further, the Compensation Committee seeks to align executives’ interests with those of the stockholders by rewarding performance at or above established goals, with the ultimate objective of improving stockholder value and positioning the Company for future growth. The Compensation Committee evaluates both performance and compensation levels to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of companies the Compensation Committee deems from time to time to be comparable in terms of size and goals. To align the goals of the Company’s executives with the Company’s objectives, the Compensation Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

The compensation program is designed to reward actions and accomplishments that support the long term success of the Company, such as long-term increases in the Company’s share price, increases in revenue and earnings, attracting and retaining highly qualified and skilled employees, and other factors. In determining the appropriate level of compensation, the Compensation Committee takes into consideration unrealized appreciation in the Company’s investments, accomplishments which position the Company for future growth, the responsibility for and contribution of the named executive officer to the Company’s overall performance, the tenure of the named executive officer, and the contribution of the named executive officer to the mitigation of current or future losses and the increase in revenues and bottom-line performance of the Company.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer makes compensation-related recommendations to the Compensation Committee for the committee’s review and approval. This includes recommendations relating to the Chief Executive Officer’s compensation as well as compensation for other named executive officers.

Setting Executive Compensation

For our Chief Executive Officer, the Compensation Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, including leadership, business acumen, progress in implementing corporate strategy, value to the business and corporate governance. The ability of our Chief Executive Officer to satisfy these goals is a material consideration in establishing his compensation.

For other named executive officers, the Compensation Committee reviews the recommendations presented by the Chief Executive Officer. Performance, both personal and company-wide, and the contribution of the executive to meeting the Company’s goals, are critical factors in setting compensation levels. The Compensation Committee does not rely upon comparisons to any specific set of peer companies or peer company metrics in establishing executive compensation, and instead relies upon, in combination with other measures, its evaluation of general compensation trends within its industry group and geographic area. Salary ranges, total compensation, experience level, and special circumstances due to our operations and changes in the competitive market are also taken into consideration, which in some cases may result in a deviation from the compensation payable to executive officers of a similar tenure within our areas of business.

The Compensation Committee seeks to balance current cash compensation as a reward for services rendered with at-risk, performance based cash and non-cash incentives designed to reward past performance and encourage future performance. The granting of stock options that vest over a period of time is one method of rewarding and motivating executive officers while conserving Company resources. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews the Company’s performance and progress toward its goals and periodically reevaluates the mix of compensation paid to our named executive officers. During 2006, we chose to compensate our named executive officers primarily in the form of cash salary, cash bonuses and grants of stock options, with cash bonuses being the largest component of compensation in terms of dollar value for all but one of our executive officers. Grants of stock options are awarded effective at the close of business on the date the Compensation Committee approves the grant. Options are priced at 110% of the closing market price of the stock on the date of grant. Stock options are not granted or priced retroactively.

Neither the Company nor the Compensation Committee has retained a compensation consultant to review or advise on our policies and procedures with respect to executive compensation.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were:

•       Base salary;

•       Bonuses;

•       Equity-based incentives; and

•       Perquisites and personal benefits

As discussed above, we use this mix of compensation to motivate our executives to achieve the business and other goals set by the Company and reward the executives for achieving those goals.

Base Salary.   Base salaries for our executives are determined in the discretion of our Compensation Committee and intended to reflect the scope of each executive officer’s responsibilities, our success, and contributions of each executive to that success. Executive salaries are generally adjusted gradually over time and as necessary to meet this objective. During its review of suitable base salary levels, the

Compensation Committee undertakes an internal review of each named executive officer’s compensation, both individually and relative to other executive officers, relative to the Compensation Committee’s perception of compensation levels in the marketplace, and the individual performance of the executive. Increases in base salary may be moderated by other considerations, such as geographic or market data, industry trends or the Compensation Committee’s perception of the fairness of the compensation relative to other executive officers.

Bonuses.   All of our named executive officers are eligible for cash bonus compensation, and the Compensation Committee approved the payment of bonuses to all of our named executive officers in 2006. The Compensation Committee determined, in its exercise of discretion, the amount of the bonuses to be paid to our named executive officers in 2006, and the amount of bonus awards made to our name executive officers is reflected in the “Bonus” column of the Summary Compensation Table on page 13. The Compensation Committee does not generally set specified performance or other benchmarks in advance for use in determining the amount or availability of bonus compensation. Specifically, the bonus paid to Matthew Green, our Vice President, in 2006 was based upon a percentage of revenues generated through Mr. Green’s direct efforts, as measured and reviewed by the Compensation Committee. The  bonuses for other named executive officers for fiscal year 2006 were based upon numerous subjective factors, including their contribution and value to us as perceived by the Compensation Committee. Other than for Mr. Wiederhorn, our Chief Executive Officer, and Mr. Green, bonuses are generally paid on an annual basis. Mr. Wiederhorn’s bonuses are generally paid quarterly, in an amount determined by the Compensation Committee. Bonuses are paid to Mr. Green upon the recognition of revenues used in determining his bonus, if any.

Equity-Based Incentives

Stock Option Plan.   At our initial public offering in April 1998, we adopted a stock option plan (the “Stock Option Plan”) to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer stock based incentives and other equity interest to employees and to independent directors, non-employee directors and/or mangers of the Company, thereby attracting, retaining and rewarding these individuals and strengthening the mutuality of interests between these individuals and the Company’s stockholders.

The Stock Option Plan assists the Company to:

•       Enhance the link between the creation of stockholder value and long-term executive incentive;

•       Provide an opportunity for increased equity ownership by executives; and

•       Maintain competitive levels of total compensation.

The Stock Option Plan is administered by the board of directors, which has full authority to grant stock based awards according to the terms of the Stock Option Plan.

Under the Stock Option Plan, the board of directors may grant stock options with an exercise price not less than the fair market value of the shares covered by the option on the date the option is granted. The board of directors may also grant awards of restricted shares of common stock. Each restricted stock award specifies the number of shares of common stock to be issued to the recipient, the date of issuance, any consideration required for the grant of such shares and the restrictions imposed on the shares (including the conditions of release or lapse of such restrictions). The board of directors may also grant awards of stock appreciation rights. A stock appreciation right entitles the holder to receive from us, in cash or common stock, at the time of exercise, the excess of the fair market value at the date of exercise of a share of common stock over a specified price fixed by the board of directors in the award, multiplied by the number of shares as to which the right is being exercised. The specified price fixed by the board of directors may not be less than the fair market value of shares of common stock on the date the stock appreciation right is granted. No stock appreciation rights or restricted stock have been granted to date.

Termination provisions relating to the award are generally determined by the board of directors at the time of grant. Currently outstanding options under the Stock Option Plan provide that in the event of termination of a grantee due to death or disability, vested options at the time of death or disability may be exercised within two years. In the event a grantee voluntarily terminates or is terminated without cause, the vested options may be exercised within one year. Options to grantees who are terminated for cause become null and void.

The total number of shares of common stock which may be issued under the Stock Option Plan is 3,500,000 shares (of which 500,000 shares are reserved for independent or non-employee directors). In 2006, we issued options under the Stock Option Plan to purchase 3,381,500 shares to executive officers (including 2,231,500 options that replaced previously issued options under the Exchange Plan described below), 671,500 shares to directors (including 353,500 options that replaced previously issued options under the Exchange Plan described below)and no options to our other employees. The options were issued with a ten year term. The options become vested in increments of 1/3rd per year, beginning with the first anniversary of the grant date. The exercise price per share is established at 110% of the closing market price of the stock on the date of grant. We do not time the granting of stock options in coordination with our press releases, the filing of our periodic reports with the SEC, or the release of material non-public information.

Under the authority of the Stock Option Plan, on December 29, 2006, the Company adopted a plan (the “Exchange Plan”) under which all holders of unexpired options granted by the Company under the Stock Option Plan were entitled to exchange previously issued options (the “Old Options”) for new options (the “New Options”). Eligible participants included all employees, officers, and directors. The exercise price of each of the New Options was 110% of the closing price of the Company’s common stock on the date the Exchange Plan was adopted. Under the Exchange Plan, all current holders were entitled to surrender their Old Options, whether vested or not, for an equal number of New Options with a 10 year term beginning on the date of exchange and vesting of 1/3rd each year beginning on December 31, 2007. All of the named executive officers and all but one of our directors participated in the exchange which resulted in the surrender and reissuance of 2,585,000 options.

Fog Cutter Long-Term Vesting Trust.   In the fourth quarter of 2000, we established the Fog Cutter Long-Term Vesting Trust, or the Trust, which purchased 525,000 shares of our common stock from an unrelated stockholder. The Trust was established for the benefit of our employees and directors to raise their equity ownership in the Company, thereby strengthening the mutuality of interests between them and our stockholders. While these shares are held in trust, they are voted ratably with ballots or proxies cast by all other stockholders. Using the retained earnings on trust assets, the Trust has subsequently purchased an additional 389,755 shares of common stock from various stockholders.

Andrew A. Wiederhorn, K. Kenneth Kotler and Don H. Coleman are the Trustees of the Trust. Pursuant to the terms of the Trust, the Trustees may allocate the shares to our employees and directors in their discretion. The Trustees do not base the allocations of stock or the terms of the vesting of the stock on specific criteria, but instead utilize a subjective evaluation of the value of the beneficiary to the overall success of the Company. On March 1, 2007, the Trustees resolved that all allocated shares of the Trust would vest to the beneficiaries as of that date. As a result, the Trust has begun distribution of the shares to the beneficiaries (the class of which includes the Trustees) and will terminate once that process is completed, which is expected to occur prior to June 30, 2007.

Perquisites and Other Personal Benefits.   The Company provides named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program and which it perceives will better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. In addition to customary health insurance and vacation benefits, we provide $1 million term life insurance benefits to our named executive officers except Mr. Wiederhorn. For his convenience, safety, security and efficiency, Mr. Wiederhorn is entitled to the use of corporate aircraft and a current model luxury automobile. Mr. Wiederhorn reimburses the Company for the Fuel Variable Charge (as defined in his employment agreement) related to the personal use of the corporate aircraft.

Policy of Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits our tax deduction to $1 million for compensation paid to the executive officers named in the Summary Compensation Table of this proxy statement, unless certain requirements are met. One of these requirements is that compensation over $1 million must be performance-based. The Compensation Committee intends to continue to use performance-based compensation in the future, which should minimize the effect of this deduction limitation. However, the Compensation Committee strongly believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to maximize the return to stockholders, and that the loss of a tax deduction may be necessary in some circumstances.

Beginning on January 1, 2006, the Company began accounting for stock-based payments including awards issued under its Stock Option Plan in accordance with the requirements of FAS 123R.

Executive Employment Agreements

Andrew Wiederhorn Employment Agreement.   We entered into an employment agreement with Mr. Wiederhorn effective June 1, 2006. The employment agreement provides for an initial three-year term commencing June 1, 2006, which is automatically renewable for successive two-year terms unless either party gives written notice of termination to the other at least 180 days prior to the expiration of the then-current employment term. The employment agreement with Mr. Wiederhorn provides for a base salary of not less than $350,000 annually, plus an annual bonus as determined by our Compensation Committee. Mr. Wiederhorn’s bonus is generally paid in quarterly installments and is determined by the Compensation Committee.

Mr. Wiederhorn may terminate his employment agreement at any time for good reason (as defined in the employment agreement) or with or without good reason upon a change in control (as defined in the employment agreement). If Mr. Wiederhorn terminates his employment agreement or if Mr. Wiederhorn is terminated by the Company without cause or the employment agreement is not renewed in accordance with the employment agreement, Mr. Wiederhorn will be entitled to receive (i) any unreimbursed business expenses, (ii) any base salary, bonus, vacation pay, or other deferred compensation accrued or earned but not yet paid at the date of termination, (iii) three years’ base salary in effect on the date of termination and (iv) three times the amount of his highest annual bonus for the prior three fiscal years. Mr. Wiederhorn will also be entitled to (i) accelerated full vesting under all outstanding equity-based and long-term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long-term incentive plans based on actual coverage under such plans and payment being made at the time payments would normally be made under such plans; (ii) any other amounts or benefits due Mr. Wiederhorn under our then-applicable employee benefit plans (in accordance with such plan, policy or practice); (iii) three years of additional service and compensation credit (at his then-current compensation level) for pension purposes under any of the Company’s defined benefit type qualified or nonqualified pension plans or arrangements measured from the date of termination of employment and not credited to the extent that Mr. Wiederhorn is otherwise entitled to such credit during such three-year period, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in our defined benefit plan covering Mr. Wiederhorn); (iv) three years of our maximum contribution measured from the date of termination under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and (v) continued medical coverage for Mr. Wiederhorn, his spouse and dependents for three years.

R. Scott Stevenson Employment Agreement.   We entered into a new employment agreement with Mr. Stevenson effective June 1, 2006. The employment agreement provides for an initial two-year term commencing June 1, 2006, which is automatically renewable for successive one-year terms unless either party gives written notice of termination to the other at least 60 days prior to the expiration of the then-current employment term. The employment agreement with Mr. Stevenson provides for a base salary of not less than $175,000 annually, plus an annual bonus, the amount of which is to be determined by the Compensation Committee.

The employment agreements for both Mr. Wiederhorn and Mr. Stevenson also provide that they may participate in our Stock Option Plan. The employment agreements also provide that during the employment term and thereafter, we will indemnify each of them to the fullest extent permitted by law in connection with any claim against them as a result of their serving as our officer or director or in any capacity at our request in, or with regard to, any other entity, employee benefit plan or enterprise.

Under the employment agreements for Mr. Wiederhorn and Mr. Stevenson, if either’s employment with the Company is terminated as the result of death, we will pay to the executive’s spouse (or his estate), an amount equal to (i) any earned but not yet paid compensation (as described in the agreements), (ii) accelerated full vesting under all outstanding equity-based and long-term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long-term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans, (iii) any other amounts or benefits due under our then-applicable employee benefit plans (in accordance with such plan, policy or practice), (iv) payment of six months of base salary to the executive’s spouse or dependents and (vi) in the case of Mr. Wiederhorn, continued medical coverage for his spouse and dependents for the maximum period allowed under COBRA.

If either Mr. Weiderhorn’s or Mr. Stevenson’s employment is terminated by reason of disability, they are entitled to receive payments and benefits to which their respective representatives would be entitled in the event of his termination by reason of death, provided that the payment of base salary will be reduced by any long-term disability payments under any policy maintained by the Company. If either executive is terminated by the Company with cause (as defined in the employment agreement) or he terminates his employment without good reason (as defined in the employment agreement) outside of a certain period of time, the executive will be entitled to receive only his base salary through the date of termination, together with any unreimbursed business expenses.

Other Named Executive Officers.   Other named executive officers of the Company are employed on an at-will basis, and participate in salary, bonus and the Stock Option Plan as determined by the Compensation Committee. Please see the Summary Compensation Table on page 13 for a more detailed discussion of the other named executive officers’ compensation.

Retirement Plans

Beginning November 1, 1999, we sponsor a 401(k) retirement plan that is available to all of our employees. Participants may make tax deferred contributions to the plan. We do not currently match any portion of employee contributions to the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2006, the members of the Compensation Committee were Don H. Coleman, M. Ray Mathis, and K. Kenneth Kotler. There were no employee directors on the Compensation Committee and no interlocks.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Don H. Coleman

M. Ray Mathis

K. Kenneth Kotler

SUMMARY COMPENSATION TABLE

							Change in Pension
							Value and
						Non-Equity Incentive	Nonqualified Deferred
					Option	Plan	Compensation	All Other
			Bonus	Stock	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary ($)	($)(1)	Awards ($)	($)(2)	($)	($)	($)(3)	($)
Andrew A. Wiederhorn, Chief Executive Officer	2006	$519,559	$3,157,356	—	$301,591	—	—	$69,664	$4,048,170
R. Scott Stevenson, Chief Financial Officer	2006	195,268	275,000	—	65,490	—	—	1,280	537,038
Donald J. Berchtold, Senior Vice President	2006	181,788	250,000	—	65,490	—	—	2,752	500,030
David Dale-Johnson, Chief Investment Officer	2006	178,090	150,000	—	65,490	—	—	4,144	397,724
Matthew Green, Vice President	2006	198,209	377,985	—	52,851	—	—	710	629,755

Explanatory Notes:

(1)              Includes accrued but unpaid bonuses as of December 31, 2006 of $250,000 for Mr. Berchtold, $10,000 for Mr. Stevenson and $40,000 for Mr. Dale-Johnson.

(2)              Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the Stock Option Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005 and 2006 are included in footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or April 2, 2007.

(3)              Other compensation for Mr. Wiederhorn is comprised of (a) $60,576 for the aggregate incremental cost of Mr. Wiederhorn’s personal use of the corporate aircraft, determined using the Standard Industry Fare Level formula outlined in Internal Revenue Regulation 1.61-21(g) and (b) $9,089 for the aggregate incremental cost of Mr. Wiederhorn’s automobile, determined by the actual car lease payments made by the Company. Other compensation for Mr. Stevenson, Mr. Berchtold, Mr. Dale-Johnson and Mr. Green consists of premiums paid by the Company on $1 million term life insurance policies owned by each of these named executives.

See the discussion above under the heading “Employment Agreements” for a discussion of our employment arrangements with our named executive officers.

GRANTS OF PLAN BASED AWARDS

	Grant		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and Option
Name	Date (1)		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)	Underlying Options (#)	Option Awards ($/Sh)	Awards ($)(2)
Andrew A. Wiederhorn, Chief Executive Officer	08/08/06									750,000	$2.64	$1,252,500
	12/29/06	(1)								1,380,000	1.32	555,000
R. Scott Stevenson, Chief Financial Officer	08/08/06									100,000	2.64	167,000
	12/29/06	(1)								260,000	1.32	86,000
Donald J. Berchtold, Senior Vice President	08/08/06									100,000	2.64	167,000
	12/29/06	(1)								210,000	1.32	48,500
David Dale-Johnson, Chief Investment Officer	08/08/06									100,000	2.64	167,000
	12/29/06	(1)								221,500	1.32	55,775
Matthew Green, Vice President	08/08/06									100,000	2.64	167,000
	12/29/06	(1)								160,000	1.32	33,500
Explanatory Notes:

(1)                On December 29, 2006, the Company adopted a plan (the “Exchange Plan”) under which all holders of unexpired options granted by the Company were entitled to exchange previously issued options (the “Old Options”) for new options (the “New Options”) issued under the Stock Option Plan. Eligible participants included all employees, officers, and directors. The exercise price of each of the New Options was 110% of the closing price of the Company’s common stock on that date. Under the Exchange Plan, all current holders were entitled to surrender their Old Options, whether vested or not, for an equal number of New Options with a 10 year term and vesting of 1/3rd each year beginning on December 31,

2007. All of the Company’s named executive officers participated in the exchange. The following table describes the options surrendered by the named executive officers under the Exchange Plan:

Named Executive	Original Grant Date	Options Surrendered	Original Exercise Price
Andrew A Wiederhorn,	09/30/99	630,000	$4.53
Chief Executive Officer	08/08/06	750,000	2.64
		1,380,000
R. Scott Stevenson,	09/30/99	10,000	4.53
Chief Financial Officer	08/29/02	50,000	4.53
	07/23/04	100,000	4.27
	08/08/06	100,000	2.64
		260,000
Donald J. Berchtold,	09/30/99	10,000	4.53
Senior Vice President	07/23/04	100,000	4.27
	08/08/06	100,000	2.64
		210,000
David Dale-Johnson,	10/28/01	5,000	2.25
Chief Investment Officer	12/31/01	1,500	2.70
	03/31/02	1,500	2.59
	06/28/02	1,500	3.47
	09/30/02	1,500	3.33
	12/31/02	1,500	4.05
	03/31/03	1,500	5.92
	06/30/03	1,500	5.83
	09/30/03	1,500	5.58
	12/31/03	1,500	5.72
	03/31/04	1,500	6.55
	06/30/04	1,500	4.29
	07/23/04	100,000	4.27
	08/08/06	100,000	2.64
		221,500
Matthew Green,	09/30/99	10,000	4.53
Vice President	07/23/04	50,000	4.27
	08/08/06	100,000	2.64
		160,000

(2)                Grant date fair values of stock options were estimated using the Black-Scholes option-pricing model. Grant date fair values of options issued under the Exchange Plan represent the incremental fair value of the new options over the fair value of the surrendered options as of December 29, 2006 in accordance with FAS 123R. The following weighted average assumptions were used to determine the value of the 2006 options granted: 0% dividend yield, expected volatility of 56%, risk-free interest rate of 2.5% and expected lives of ten years.

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR END

The following table summarizes the outstanding equity award holdings of our named executive officers as of December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrew A. Wiederhorn, Chief Executive Officer		1,380,000		$1.32	12/31/17	362,748	$435,298
R. Scott Stevenson, Chief Financial Officer		260,000		1.32	12/31/17	114,446	137,335
Donald J. Berchtold, Senior Vice President		210,000		1.32	12/31/17	44,135	52,962
David Dale-Johnson, Chief Investment Officer		221,500		1.32	12/31/17	144,446	173,335
Matthew Green, Vice President		160,000		1.32	12/31/17	22,889	27,467

Explanatory Notes:

(1)                On December 29, 2006, the Company adopted a plan (the “Exchange Plan”) under which all holders of unexpired options granted by the Company were entitled to exchange previously issued options (the “Old Options”) for new options (the “New Options”) issued under the Stock Option Plan. Eligible participants included all employees, officers, and directors. The exercise price of each of the New Options was 110% of the closing price of the Company’s common stock on that date. Under the Exchange Plan, all current holders were entitled to surrender their Old Options, whether vested or not, for an equal number of New Options with a 10 year term and vesting of 1/3 rd each year beginning on December 31, 2007. All of the Company’s named executive officers participated in the exchange. Please see Footnote 1 to “Grants of Plan Based Awards” for data concerning the Exchange Plan.

(2)                Represents shares allocated to each named executive, as of December 31, 2006, from the Fog Cutter Long Term-Vesting Trust (the “Trust”). In fiscal year 2000, the Company established the Trust, which purchased 525,000 shares of our common stock from an unrelated stockholder. Our contribution to the Trust of approximately $1.3 million was included in compensation expenses for the year ended December 31, 2000. Subsequently, the Trust has used Trust earnings to fund the purchase of 389,755 additional shares of our common stock. The Trust was established for the benefit of our employees and directors to raise their ownership in the Company, thereby strengthening the mutuality of interests between them and our stockholders. While these shares are held in trust, they will be voted ratably with ballots cast by all other stockholders. On March 1, 2007, by action of the Trustees, all allocated shares under the Trust became fully vested to the beneficiaries. As a result, during March 2007, the Trust distributed 368,645 shares to Mr. Wiederhorn, 116,307 shares to Mr. Stevenson, 44,852 shares to Mr. Berchtold, and 116,306 to Mr. Dale-Johnson. The Trust is in the process of distributing the shares to the beneficiaries and will terminate upon completion of the distribution process.

(3)                Based on the closing price of $1.20 per share for the Company’s common stock as quoted on the over-the-counter market on December 29, 2006.

Option Exercises and Stock Vested

None of the named executives acquired shares of the Company’s stock through exercise of options or through the vesting of stock awards during the year ended December 31, 2006.  On March 1, 2007, by action of the Trustees, all allocated shares under the Long Term Vesting Trust became fully vested to the beneficiaries. As a result, during March 2007, the Trust distributed 368,645 shares to Mr. Wiederhorn, 116,307 shares to Mr. Stevenson, 44,852 shares to Mr. Berchtold and 116,306 shares to Mr. Dale-Johnson.

Potential Payments Upon Termination or a Change in Control

Name and Principal Position	Payments Made Upon Termination (12/31/2006)		Payments Made Upon Retirement (12/31/2006)	Payments Made Upon Death or Disability (12/31/2006)		Payments Made Upon Change in Control (12/31/2006)
Andrew A. Wiederhorn, Chief Executive Officer	$11,011,000	(1)	—	$637,000	(2)	—	(6)
R. Scott Stevenson, Chief Financial Officer	224,500	(3)	—	224,500	(4)	—
Donald J. Berchtold, Senior Vice President(5)	—		—	—		—
David Dale-Johnson, Chief Investment Officer(5)	—		—	—		—
Matthew Green, Vice President(5)	—		—	—		—

(1)          The potential payment upon Mr. Wiederhorn’s termination as of December 31, 2006  consists of the following:  (a) three times base salary (totaling $1,050,000), (b)  three times the amount of his highest annual bonus for the prior three fiscal years (totaling $9,472,000); (c) accelerated full vesting under all outstanding equity based and long-term incentive plans (totaling $435,000) and (d) continued medical coverage for Mr. Wiederhorn, his spouse and dependents for three years (totaling $54,000). If Mr. Wiederhorn is terminated by the Company for cause or he terminates his employment without good reason, he will be entitled to receive only his base salary through the date of termination and any unreimbursed business expenses. The Company has not ever had, nor does it currently have, a deferred compensation plan, a defined benefit-type qualified or non-qualified pension plan, or Company matching contributions under the 401(k) Plan.

(2)          The potential termination payment in the event of the death of Mr. Wiederhorn(a) accelerated full vesting under all outstanding equity based and long term incentive plans (totaling $435,000), (b) payment of six months base salary to his spouse or dependents (totaling $175,000), and (c) continued medical coverage for the his spouse and dependents for the maximum period allowed under COBRA (totaling 27,000). If Mr. Wiederhorn is terminated by reason of disability, he is entitled to the payments and benefits listed above, provided that the payment of base salary would be reduced by any long-term disability payments under any policy maintained by the Company.

(3)          The potential termination payment if Mr. Stevenson is terminated without cause consists of the following as of December 31, 2006:  (a) six months base salary (totaling $87,500) and (b) accelerated full vesting under all outstanding equity based and long-term incentive plans (totaling $137,000).

(4)          The potential termination payment as of December 31, 2006 if Mr. Stevenson’s employment is terminated as a result of death consists of:  (a) accelerated full vesting under all outstanding equity based and long term incentive plans (totaling $137,000) and (b) payment of six months base salary to his spouse or dependents (totaling $87,500). If Mr. Stevenson is terminated by reason of disability, he is entitled to the payments and benefits listed above, provided that the payment of base salary would be reduced by any long-term disability payments under any policy maintained by the Company.

(5)          Does not include accrued but unpaid bonuses as of December 31, 2006 of $10,000 for Mr. Stevenson, $250,000 for Mr. Berchtold and $40,000 for Mr. Dale-Johnson, which would have been payable if they terminated their employment for any reason on December 31, 2006.

(6)          If Mr. Wiederhorn terminates his employment as a result of a change in control (as defined in his employment agreement), he will be entitled to the same payments as outlined in footnote (1) above. However, the mere event of a change in control without a subsequent termination does not trigger the payment.

Mr. Wiederhorn and Mr. Stevenson are the only named executive officers who have employment agreements. For this reason, they would receive larger payments upon termination or a change in control than the other named executive officers who are employed on an at-will basis.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board of directors. In setting director compensation, the Company considers the significant amount of time that our directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the board of directors.

Effective November 1, 2005, our non-employee directors are paid an annual directors fee of $24,000, an additional annual fee of $24,000 for membership on one or more committees of the board of directors and an additional annual fee of $24,000 for each subsidiary board on which they serve, up to a maximum total annual compensation of $120,000. In addition, on the last day of each calendar quarter, each non-employee director receives a non-statutory stock option to purchase 1,500 shares of our common stock at an exercise price equal to 110% of the fair market value of our common stock on that date. These options vest one-third on each of the first three anniversaries following the grant date and expire on the tenth anniversary of the grant date.

During 2006, each non-employee director was granted 106,000 options with a grant date fair value of $177,020. On December 29, 2006, the Company adopted a plan (the “Exchange Plan”) under which all holders of unexpired options granted by the Company were entitled to exchange previously issued options (the “Old Options”) for new options (the “New Options”) under the Stock Option Plan. Eligible participants included all employees, officers, and directors. The exercise price of each of the New Options was 110% of the closing price of the Company’s common stock on that date. Under the Exchange Plan, all current holders were entitled to surrender their Old Options, whether vested or not, for an equal number of New Options with a 10 year term and vesting of 1/3rd each year beginning on December 31, 2007. Under the Exchange Plan, Mr. Kotler exchanged 177,000 options (including 104,500 of the options granted earlier in 2006) with an incremental fair value of $37,970 and Mr. Coleman exchanged 176,500 options (including 104,500 of the options granted earlier in 2006) with an incremental fair value of $37,595. Mr. Mathis elected not to participate in the Exchange Plan. The following table describes the options surrendered by the directors under the Exchange Plan:

Director	Original Grant Date	Options Surrendered	Original Exercise Price
Don H. Coleman	12/31/01	500	$2.70
	03/31/02	500	2.59
	06/28/02	500	3.47
	09/30/02	1,000	3.33
	12/31/02	1,500	4.05
	03/31/03	1,500	5.92
	06/30/03	1,500	5.83
	09/30/03	1,500	5.58
	12/31/03	1,500	5.72
	03/31/04	1,500	6.55
	06/30/04	1,500	4.29
	07/23/04	50,000	4.27
	09/30/04	1,500	4.40
	12/31/04	1,500	3.41
	03/31/05	1,500	4.07
	06/30/05	1,500	3.96
	09/30/05	1,500	3.85
	12/31/05	1,500	4.07
	03/31/06	1,500	3.85
	06/30/06	1,500	2.78
	08/08/06	100,000	2.64
	09/30/06	1,500	1.60
		176,500
K. Kenneth Kotler	12/31/01	500	2.70
	03/31/02	1,000	2.59
	06/28/02	1,000	3.47
	09/30/02	1,000	3.33
	12/31/02	1,000	4.05
	03/31/03	1,500	5.92
	06/30/03	1,500	5.83
	09/30/03	1,500	5.58
	12/31/03	1,500	5.72
	03/31/04	1,500	6.55
	06/30/04	1,500	4.29
	07/23/04	50,000	4.27
	09/30/04	1,500	4.40
	12/31/04	1,500	3.41
	03/31/05	1,500	4.07
	06/30/05	1,500	3.96
	09/30/05	1,500	3.85
	12/31/05	1,500	4.07
	03/31/06	1,500	3.85
	06/30/06	1,500	2.78
	08/08/06	100,000	2.64
	09/30/06	1,500	1.60
		177,000

The directors are also entitled to participate in the Fog Cutter Long-Term Vesting Trust. On March 1, 2007, by action of the Trustees, all allocated shares under the Trust became fully vested to the beneficiaries. As a result, in March 2007, the Trust distributed 80,322 shares to Mr. Coleman, 80,322 shares to Mr. Kotler and 35,985 shares to Mr. Mathis. As of December 31, 2006, Mr. Coleman held 178,000 options;  Mr. Kotler held 178,500 options and Mr. Mathis held 174,000 options.

The following table sets forth a summary of the compensation we paid to our directors during 2006:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Don H. Coleman	$120,000	$—	$58,589	$—	$—	$—	$178,589
K. Kenneth Kotler	$72,000	$—	$58,589	$—	$—	$—	$130,589
M. Ray Mathis	$72,000	$—	$58,589	$—	$—	$—	$130,589

Explanatory Notes:

(1)             Mr. Coleman serves on the Compensation Committee, the Audit Committee, the Nominating Committee, the DAC International board of directors, the Centrisoft Corporation board of directors and the Fatburger Holdings board of directors. Mr. Kotler serves on the Compensation Committee, the Audit Committee, the Nominating Committee and the Fatburger Holdings board of directors. Mr. Mathis serves on the Compensation Committee, the Audit Committee, the Nominating Committee, the Centrisoft Corporation board of directors and the Fatburger Holdings board of directors.

(2)             Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the Stock Option Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005 and 2006 are included in footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about April 2, 2007.

SECURITIES OWNERSHIP

As of April 1, 2007, we had outstanding 7,957,428 shares of common stock, which are our only outstanding voting securities.

The following table sets forth, as of April 1, 2007, the beneficial ownership of the common stock with respect to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and nominee for director, (iii) each of our executive officers named in the Summary Compensation Table of this proxy statement, and (iv) all directors and executive officers as a group.

	Amount and
	Nature of
	Beneficial		Percent
Name and Address of Beneficial Owner(1)	Ownership(2)		of Class
Andrew A. Wiederhorn, Chairman of the Board, Chief Executive Officer, Treasurer, Secretary	1,977,016	(3)	24.8%
Tiffany A. Wiederhorn	1,977,016	(4)	24.8
TTMM, L.P.	929,592	(5)	11.7
Donald J. Berchtold, Senior Vice President, Director	695,425	(6)	8.7
Richard Terrell	562,100	(7)	7.1
Don H. Coleman, Director	130,322	(8)	1.6
R. Scott Stevenson, Senior Vice President, Chief Financial Officer	119,032	(9)	1.5
Matthew Green, Vice President	0	(10)	*
David Dale-Johnson, Chief Investment Officer,	117,315	(11)	1.5
K. Kenneth Kotler, Director	91,322	(12)	1.2
M. Ray Mathis, Director	87,318	(13)	1.1
Ken Anderson, Nominee	65,300	(14)	*
All directors and executive officers as a group (9 persons)	3,283,050	(15)	41.0%

                 * Less than one percent.

       (1) The address for each stockholder is c/o Fog Cutter Capital Group Inc., 1410 SW Jefferson Street, Portland, Oregon 97201-2548.

       (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). Shares of common stock subject to options or warrants exercisable within 60 days of April 1, 2007 are deemed outstanding for computing the amount and percentage beneficially owned by the person or group holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person or group. Except as noted, each stockholder has sole voting and investment power with respect to all shares beneficially owned by such stockholder.

       (3) Represents (a) 368,645 shares held by Mr. Wiederhorn acquired pursuant to a distribution from the Fog Cutter Long Term Vesting Trust on March 1, 2007; (b) 1,500 shares held by the Andrew and Tiffany Wiederhorn Revocable Trust; (c) 474,536 shares held by Tiffany Weiderhorn (Mr. Wiederhorn’s spouse); (d) 929,592 shares held by TTMM, L.P., a partnership controlled by Mr. Wiederhorn’s spouse; (e) 13,826 shares of common stock owned by W.M. Starlight Investments, LLC (Mr. Wiederhorn’s spouse is the manager and majority owner of this limited liability company); and (f) 188,917 shares of common stock owned by Andrew and Tiffany Wiederhorn’s minor children. Includes a total of 1,417,954 shares of common stock owned by the other reporting persons. While Andrew Wiederhorn may be deemed to share voting and dispositive power with respect to the shares of common stock owned by Tiffany Wiederhorn, TTMM, L.P. and W.M. Starlight Investments, LLC and may be deemed to be the beneficial owner of all such shares, Mr. Wiederhorn disclaims beneficial ownership of such shares. While the shares owned by Mr. Wiederhorn’s minor children are held in custody for the benefit of such children pursuant to arrangements that do not give Mr. Wiederhorn any dispositive or voting power over such shares, Mr. Wiederhorn may be deemed to share voting and/or dispositive power with respect to such shares of common stock and may be deemed to be the beneficial owner of such shares. Mr. Wiederhorn also disclaims beneficial ownership of such shares. Excludes 2,500 shares of unallocated Common Stock in the Fog Cutter Long Term Vesting Trust (the “Trust”). Although Mr. Wiederhorn acts as a Trustee for the Trust, he does not have any beneficial ownership or voting rights with respect to the shares of Common Stock in the Trust. Of the 1,997,016 shares, Andrew Wiederhorn shares power to vote or to direct the vote of all of such shares and shares power to dispose or to direct the disposition of all of such shares

       (4) Represents (a) 474,536 shares held by Tiffany Weiderhorn (b) 1,500 shares held by the Andrew and Tiffany Wiederhorn Revocable Trust; (c) 368,645 shares held by Andrew Wiederhorn (Ms. Wiederhorn’s spouse); (d) 929,592 shares held by TTMM, L.P. a partnership controlled by Ms. Wiederhorn; (e) 13,826 shares of common stock owned by W.M. Starlight Investments, LLC (Ms. Wiederhorn is the manager and majority owner of this limited liability company); and (f) 188,917 shares of common stock owned by Andrew and Tiffany Wiederhorn’s minor children. Includes a total of 1,312,063 shares of common stock owned by other reporting persons. While Ms. Wiederhorn shares voting and dispositive power with respect to the shares of Common Stock owned by TTMM, L.P. and may be deemed to be the beneficial owner of such shares and the shares held by Andrew Wiederhorn, Ms. Wiederhorn disclaims beneficial ownership of all of such shares of common stock. While the shares owned by Ms. Wiederhorn’s minor children are held in custody for the benefit of such children pursuant to arrangements that do not give Ms. Wiederhorn any dispositive or voting power over such shares, Ms. Wiederhorn may be deemed to share voting and/or dispositive power with respect to such shares of common stock and may be deemed to be the beneficial owner of such shares. Ms. Wiederhorn also disclaims beneficial ownership of such shares. Of the 1,997,016 shares, Tiffany Wiederhorn shared power to vote or to direct the vote of all of such shares and shared power to dispose or to direct the disposition of all of such shares.

       (5) TTMM, L.P. shares voting power and investment power with Andrew Wiederhorn and Tiffany Wiederhorn over such shares.

       (6) Includes 105,892 shares of common stock held by Mr. Berchtold, including 44,852 shares acquired pursuant to a distribution from the Fog Cutter Long Term Vesting Trust on March 1, 2007. Also includes 188,917 shares of common stock held by Mr. Berchtold as trustee of trusts for certain minor children, 396,170 shares of common stock owned by an entity which is managed by Mr. Berchtold, 2,462 shares of common stock held by Mr. Berchtold’s spouse and 1,984 shares of common stock held by Mr. Berchtold’s spouse as trustee of trusts for certain minor children. Mr. Berchtold may be deemed to share voting and investment power over such shares. Mr. Berchtold disclaims beneficial ownership of 589,533 of such shares.

       (7) Based on information obtained from a Schedule 13G filed with the SEC. Consists of (i) 537,600 shares of common stock held directly by Mr. Richard Terrell, and (ii) an aggregate of 24,500 shares of common stock held by trusts for minor children, of which Mr. Terrell is trustee and of which shares Mr. Terrell disclaims beneficial ownership.

       (8) Includes 80,322 shares of common stock acquired pursuant to a distribution from the Fog Cutter Long Term Vesting Trust on March 1, 2007.

       (9) Includes (a) 116,307 shares of common stock acquired pursuant to a distribution from the Fog Cutter Long Term Vesting Trust on March 1, 2007, (b) 450 shares held in an individual retirement account, and (c) 75 shares held by his spouse

(10) Mr. Green no longer holds any equity interests in the Company.

(11) Includes 116,306 shares of common stock acquired pursuant to a distribution from the Fog Cutter Long Term Vesting Trust on March 1, 2007

(12) Includes 80,322 shares of common stock acquired pursuant to a distribution from the Fog Cutter Long Term Vesting Trust on March 1, 2007.

(13) Includes (a) 35,985 shares of common stock acquired pursuant to a distribution from the Fog Cutter Long Term Vesting Trust on March 1, 2000 (b) 2,000 shares held by his spouse and (c) 46,833 shares of common stock issuable upon the exercise of options exercisable currently or within 60 days of April 1, 2007.

(14) Includes (a) 25,000 shares of common stock acquired pursuant to a distribution from the Fog Cutter Long Term Vesting Trust on March 1, 2007, (b) 4,500 shares of common stock held by an IRA/SEP for the benefit of Mr. Anderson, (c) 5000 shares of common stock held by in an individual retirement account for the benefit of Mr. Anderson’s spouse, (d) 3,000 shares held by Mr. Anderson’s minor children.

(15) Includes 46,833 shares of common stock issuable upon the exercise of options exercisable currently or within 60 days of April 1, 2007.

Arrangements That Could Result in a Change in Control

Wiederhorn Assignment and Voting Agreement.   Pursuant to an Amended and Restated Assignment and Voting Agreement, entered into as of April 6, 2007, or the Wiederhorn Assignment and Voting Agreement, by and among Tiffany Wiederhorn, TTMM, L.P. and WM Starlight Investments, LLC, collectively, the Tiffany Wiederhorn Entities, and Mr. Wiederhorn, the Tiffany Wiederhorn Entities have agreed to vote their common stock in the manner specified by Mr. Wiederhorn during the term of the Wiederhorn Assignment and Voting Agreement, which terminates upon the earlier to occur of the fifth anniversary of the Wiederhorn Assignment and Voting Agreement and any date on which Mr. Wiederhorn is no longer the Chairman of the Board of Directors and Mr. Wiederhorn’s employment agreement has been terminated by us.

Coleman/Wiederhorn Letter Agreement.   On February 27, 2006, Mr. Wiederhorn entered into a letter agreement with Clarence B. Coleman, as Trustee of the C.B. Coleman and Joan F. Coleman Revocable Trust, or the Coleman Trust, pursuant to which Mr. Wiederhorn granted the Coleman Trust a put option to require Mr. Wiederhorn to purchase 100,000 shares of common stock held by the Coleman Trust at a price of $5.90 per share. This put option is exercisable by the Coleman Trust during the period from April 1, 2006 through November 30, 2006. The Coleman Trust has exercised the put option, and the parties have been in discussions regarding the closing of the purchase.  On March 30, 2007, Andrew Wiederhorn entered into an agreement with the Coleman Trust, pursuant to which the parties agreed that Mr. Wiederhorn’s purchase of the shares in accordance with the terms of put options would occur on or before June 30, 2007.

Coleman Foundation/Wiederhorn Letter Agreement.   On February 27, 2006, Mr. Wiederhorn entered into a letter agreement with Clarence & Joan Coleman Charitable Foundation, or the Coleman Foundation, pursuant to which Mr. Wiederhorn granted the Coleman Foundation a put option to require Mr. Wiederhorn to purchase 323,189 shares of common stock held by the Coleman Foundation at a price of $5.40 per share. This put option is exercisable by the Coleman Foundation during the period from April 1, 2006 through November 30, 2006. The Coleman Foundation has exercised the put option, and the parties have been in discussions regarding the closing of the purchase.  On March 30, 2007, Andrew Wiederhorn entered into an agreement with the Coleman Foundation, pursuant to which the parties agreed that Mr. Wiederhorn’s purchase of the shares in accordance with the terms of put options would occur on or before June 30, 2007.

PROPOSAL NO. 2
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A resolution will be presented at the annual meeting to ratify the appointment by our Audit Committee of PKF, Certified Public Accountants, A Professional Corporation, (“PKF”) as our independent registered public accounting firm, to examine our financial statements for the year ending December 31, 2007, and to perform other appropriate accounting services.

UHY LLP previously served as our independent auditors. UHY LLP advised us on December 20, 2006 that it would resign as our independent auditors as of that date.

On December 27, 2006, we announced the resignation of UHY LLP as our independent auditors.

During the two fiscal years ended December 31, 2004 and 2005, and during the subsequent interim period ended December 20, 2006, there were no disagreements with UHY LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of UHY LLP would have caused UHY LLP to make references to the subject matter of the disagreements in connection with its report. During the two fiscal years ended December 31, 2004 and 2005 during the subsequent interim period ended December 20, 2006, there were no disagreements between us and UHY LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to UHY LLP’s satisfaction, would have caused UHY LLP to make reference in connection with its opinion to the subject matter of the disagreement. The audit report of UHY LLP on our financial statements for the two fiscal years ended December 31, 2004 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The Audit Committee appointed PKF as our independent registered public accounting firm on January 22, 2007. During our two fiscal years ended December 31, 2004 and 2005, and during the subsequent interim period preceding the appointment of PKF we had not consulted with PKF regarding the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our consolidated financial statements.

PKF currently serves as our independent registered public accounting firm. Representatives of PKF are expected to attend the annual meeting, or be available by telephone conference, to respond to appropriate questions and will have the opportunity to make a statement, if desired.

The aggregate accounting fees for the years ended December 31, 2006, and 2005 are as follows (dollars in thousands):

	December 31, 2006	December 31, 2005
Audit fees	$173	$385
Audit related fees	$—	$—
Tax fees	$—	$—
All other fees(1)	$13	$—

(1)          Other fees are comprised of audit fees relating to the audit of Fatburger’s IRC Section 401(k) plan.

Audit Committee Pre-Approval Policies and Procedures.   The Audit Committee reviews the independence of our independent registered public accounting firm on an annual basis and has determined that PKF is independent. In addition, the Audit Committee pre-approves all work and fees that are performed by our independent registered public accounting firm.

The affirmative vote of the holders of common stock representing a majority of the votes cast at the annual meeting, in person or by proxy, is required to ratify the appointment of  PKF. The board of directors recommends a vote “FOR” the ratification of its appointment of PKF as our independent registered public accounting firm. If not otherwise specified, validly executed proxies will be voted “FOR” this proposal.

ADDITIONAL INFORMATION

Executive Officers

The names of our executive officers, their titles and their ages as of April 16, 2007 are as follows:

Name	Age	Position
Andrew A. Wiederhorn	41	Chairman of the Board and Chief Executive Officer
R. Scott Stevenson	50	Chief Financial Officer
Donald J. Berchtold	61	Director and Senior Vice President
David Dale-Johnson	59	Chief Investment Officer
Matthew Green	40	Vice President

Biographical information with respect to our executive officers is presented below, except for the biography of Mr. Wiederhorn and Mr. Berchtold, who are also directors. See “Proposal No. 1—Election of Directors.”

David Dale-Johnson has served as Chief Investment Officer since August 2004 and previously served as a director from October 2001 to August 2004. Prior to August 2004, Mr. Dale-Johnson held various teaching and administrative positions over  25 years at the University of Southern California, including associate professor and director of the Marshall School of Business’s Real Estate Program, associate professor at the School of Policy Planning and Development and director of Executive Education for the Lusk Center for Real Estate. Mr. Dale-Johnson resigned his position with USC in July 2004. Mr. Dale-Johnson is also a director of LECG, Inc., a litigation-consulting firm for which he has served as an expert in real estate economics and finance since August 2001. Prior to August 2001, Mr. Dale-Johnson was a senior consultant for Economic Analysis LLC, a litigation-consulting firm. Mr. Dale-Johnson is also chairman, a director and member of the executive committee of CCEO, Inc., a charitable company involved in housing rehabilitation and training at-risk youth.

R. Scott Stevenson has been our Senior Vice President since October 1999 and was appointed Chief Financial Officer in June 2001. Mr. Stevenson was senior vice president of WFSG from September 1997 to October 1999. Mr. Stevenson was a director and President of Girard Savings Bank, FSB from 1991 to September 1997. Mr. Stevenson holds B.S. and Masters degrees in accounting from Brigham Young University. He is a certified public accountant licensed in California (inactive) and Oregon.

Matthew Green has been Vice President of Fog Cutter Capital Group Inc. since October 1999. From 1996 to 1999, Mr. Green was a vice president of WFSG in Europe, where it had established offices in London and Paris. Since our inception, Mr. Green has focused on the acquisition and management of all of our international assets. Prior to 1996 Mr. Green was the vice president of International Sales and Leasing for Evergreen International Aviation. He holds a B.A. degree in International Business from the University of Washington.

Audit Committee Report

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2006. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee currently consists of Don H. Coleman, K. Kenneth Kotler and M. Ray Mathis, each of whom is independent (as independence is defined in Rule 4200(a)(15) of Nasdaq’s listing standards). The Audit Committee makes recommendations concerning the engagement of the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. The board of directors adopted a revised charter for the Audit Committee on March 30, 2004.

Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, including the effectiveness of the design and operation of our disclosure controls and procedures and our internal controls.

The Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee is satisfied that the internal control system is adequate and that we employ appropriate accounting and reporting procedures.

The Audit Committee has also discussed with our independent registered public accounting firm, PKF, Certified Public Accountants, a Professional Corporation, (“PKF”) matters relating to that firm’s judgments about the quality, as well as the acceptability, of our accounting principles, as applied in its financial reporting as required by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications, that includes, among other items, matters related to the conduct of the audit of our financial statements. In addition, the Audit Committee has discussed with PKF its independence from management and us, as well as the matters in the written disclosures received from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

In the Form 10-K as of and for the year ended December 31, 2006 (the “2006 Form 10-K”), the Company restated its consolidated statement of financial condition as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the fiscal years ended December 31, 2005 and 2004 as a result of a change in the method of accounting to correct an error in accounting for certain capital leases and the correction of certain timing errors in the recognition of sales. The restatement is more fully described in Note 3—Restatement of Consolidated Financial Statements to the Consolidated Financial Statements and in Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations of the 2006 Form 10-K. Financial information included in the reports on Form 10-K, Form 10-Q, and Form 8-K filed by the Company between April 1, 2004 and December 31, 2006, and the related opinions of its independent registered public accounting firm, and all earnings press releases and similar communications issued by the Company during that period, are superseded in their entirety by the 2006 Form 10-K.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to our board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:
Don H. Coleman
K. Kenneth Kotler
M. Ray Mathis

Performance Graph

The following performance graph covers the period beginning December 31, 2001 through December 31, 2006. The graph compares the return on our common stock to the Standard & Poor’s 500 Stock Index (“S&P 500”) and a peer group of companies (“PGI”).

	1999 Base Measurement Period(1)(2)
	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006
Company	$100.00	$171.40	$272.04	$186.12	$255.15	$85.79
PGI(3)	$100.00	$107.50	$201.23	$311.17	$316.34	$332.65
S&P 500	$100.00	$76.63	$96.85	$105.56	$108.73	$123.54

(1)          Assumes all distributions to stockholders are reinvested on the payment dates.

(2)          Assumes $100 invested on December 31, 2001 in our common stock, the S&P 500 and the PGI.

(3)          The companies included in the PGI are FirstCity Financial; Back Yard Burgers Inc.; Rubio’s Restaurants Inc.; Sonic Corp.; MCG Capital Corp.; and New Valley Corp.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Purchase Loans to Officer

Prior to the passage of the Sarbanes-Oxley Act of 2002, we had negotiated employment agreements with senior executives, which allowed these executives to borrow a specified maximum amount from us to purchase our common stock. These loans are full recourse, secured loans bearing interest at the prime rate. At April 1, 2007, we had outstanding stock purchase loans to Mr. Wiederhorn, in aggregate amount, including accrued interest, of approximately $1,094,000. The largest amount outstanding in 2006 was $1,077,000. The interest accrued on the loan during 2006 was $62,000.   Under the terms of the loan, no payments of interest or principal are required until maturity. No principal or interest payments have been made since the beginning of 2006. Interest accrues at the Prime Rate, adjusted annually. As a result, the interest accruing on the loans from February 2006 through February 2007 was 7.5%.  We are not obligated to make additional advances on loans under the employment agreements, and all other loans to executive officers have been paid in full.

The loans to Mr. Wiederhorn matured subsequent to our year end, on February 21, 2007. We have not extended the maturity date of the loans or amended any other terms. We are cooperating with Mr. Wiederhorn in completing the repayment of the loans in full, which is expected to occur in May 2007.

Fog Cutter Long-Term Vesting Trust

In the fourth quarter of 2000, we established the Fog Cutter  Long-Term Vesting Trust, or the Trust, which purchased 525,000 shares of our common stock from an unrelated stockholder. The Trustees are Andrew A. Wiederhorn, Chief Executive Officer, K. Kenneth Kotler, Director and Don H. Coleman, Director. Our contribution to the Trust of approximately $1.3 million was included in compensation expense for the year ended December 31, 2000. The Trust was established for the benefit of our employees and directors to raise their equity ownership in Fog Cutter, thereby strengthening the mutuality of interests between them and our stockholders. While these shares are held in trust, they will be voted ratably with ballots or proxies cast by all other stockholders. Using the retained earnings on trust assets, the Trust has subsequently purchased an additional 389,755 shares of common stock from various stockholders. As of December 31, 2006, the Trustees held beneficial interests in the trust valued at $435,298 for Mr. Wiederhorn, $94,844 for Mr. Coleman and $94,844 for Mr. Kotler. On March 1, 2007, by action of the Trustees, all allocated shares under the Trust became fully vested to the beneficiaries. The Trust is in the process of distributing the shares to the beneficiaries and will terminate upon completion of the distribution process. The terms of the trust are further described in “Executive Compensation—2006 Executive Compensation Components—Fog Cutter Long Term Vesting Trust.

On March 1, 2007, by action of the Trustees, all allocated shares under the Trust became fully vested to the beneficiaries. The following distributions were made to officers and directors: Mr. Berchtold received 44,852 shares, with a total value of $65,932, Mr. Coleman received 80,322 shares, with a total value of $118,073, Mr Dale-Johnson received 116,306 shares, with a total value of $170,970, Mr. Kotler received 80,322 shares with a total value of $118,073, Mr. Stevenson received 116,307 shares, with a total value of $170,971, Mr. Widerhorn received 368,645 shares with a total value of $541,908, Mr. Mathis received 35,985 shares, with a total value of $52,898, and Mr. Anderson received $25,000, with a total value of $36,750.

Fractional Lease of Aircraft

In July 2006, the Company accepted an assignment of a fractional interest lease, between NetJets Services Inc. and an entity controlled by the chief executive officer, Andrew A. Wiederhorn, for the lease of a 6.25% undivided interest in an aircraft. In connection with the assignment, the Company will make annual payments of $420,000, plus specific costs relating to the operation of the aircraft. The lease expires in December 2010; however, the Company has the right to terminate the lease with 90 days notice beginning in December 2008.

Capital Lease of Aircraft

In October 2006, we acquired an aircraft through a capital lease from and entity in which Mr. Wiederhorn has a 25% ownership interest. Under the terms of the lease, we will pay $6,409 per month for the lease. After August 1, 2008 we have the option to purchase the aircraft for $2.0 million, and we are required to purchase the aircraft for that amount by July 31, 2009.

Review, Approval or Ratification of Transactions with Related Persons.

The Code of Ethics does not permit employees, officers or directors to have any personal interests that would adversely influence the performance of their job responsibilities. Any transaction required to be reported in this section would be reviewed by the board of directors on a case by case basis.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us for the year ended December 31, 2006, our directors, officers, or beneficial owners of more than 10% of our common stock timely furnished reports on all Forms 3, 4 and 5.

PROPOSALS OF STOCKHOLDERS

Stockholders wishing to present a proposal at our 2008 annual meeting of stockholders must submit the proposal in writing to the Secretary at our principal executive offices at 1410 SW Jefferson Street, Portland, OR 97201-2548, no later than the close of business on December 29, 2007, if the proposal is to be considered for inclusion in the proxy materials for that meeting. Such proposals must also meet the other requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, in order to be considered for inclusion in the proxy materials for the 2008 annual meeting of stockholders. Stockholders that intend to present a proposal that will not be included in the proxy materials must give us notice of the proposal at least 50 days but no more than 75 days before the date of the 2008 annual meeting of stockholders. If notice or public disclosure of the date of the 2008 annual meeting of stockholders is given or made to stockholders less than 65 days before the date of the meeting, we must receive notice of the proposal not later than the tenth day following the day on which such notice of the 2008 annual meeting of stockholders was mailed or such public disclosure was made. Because there are other requirements in the proxy rules, however, our timely receipt of any such proposal by a qualified stockholder will guarantee neither the proposal’s inclusion in our proxy materials for, nor presentation of the proposal at, the 2008 annual meeting of stockholders.

OTHER BUSINESS

The board of directors is not aware of any other matters to come before the annual meeting. If any other matter should come before the annual meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 2006, NOT INCLUDING EXHIBITS, CONTAINING INFORMATION ON OPERATIONS AND OUR AUDITED FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES ACCOMPANY THIS PROXY STATEMENT. COPIES OF THE EXHIBITS TO THESE REPORTS ARE AVAILABLE UPON WRITTEN REQUEST WITHOUT CHARGE FOR REQUESTORS WHO INCLUDE IN THEIR WRITTEN REQUEST A GOOD-FAITH REPRESENTATION THAT, AS OF APRIL 16, 2007 SUCH REQUESTOR WAS A BENEFICIAL OWNER OF OUR COMMON STOCK. PLEASE WRITE TO:

FOG CUTTER CAPITAL GROUP FOG CUTTER CAPITAL GROUP INC.
1410 SW JEFFERSON STREET
PORTLAND, OR 97201-2548
ATTENTION:  R. SCOTT STEVENSON

Copies may also be obtained without charge through the SEC’s web site at http://www.sec.gov.

By order of the Board of Directors

Andrew A. Wiederhorn
Chairman of the Board and Chief Executive Officer

Portland, Oregon
April 25, 2007

FOG CUTTER CAPITAL GROUP  INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited on behalf of the Board of Directors of Fog Cutter Capital Group Inc. for the annual meeting of stockholders to be held on May 21, 2007. The undersigned appoints Andrew A. Wiederhorn and R. Scott Stevenson, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Fog Cutter Capital Group Inc. common stock that the undersigned may be entitled to vote at the annual meeting of stockholders to be held on May 21, 2007, and at any adjournment or postponement thereof as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the nominees for director and “FOR” the ratification of PKF, Certified Public Accountants, A Professional Corporation as Fog Cutter Capital Group Inc.’s independent registered public accounting firm for the year ending December 31, 2007.

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope	☒ Votes must be indicated (X) in Black or Blue ink.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1.                                       ELECTION OF DIRECTORS

FOR ☐	WITHHOLD ☐	EXCEPTIONS ☐
ALL	FOR ALL

Nominees:  Donald J. Berchtold, Don H. Coleman, K. Kenneth Kotler, Kenneth J. Anderson and Andrew A. Wiederhorn.

(INSTRUCTION:  To withhold authority to vote for any individual nominee , mark the “exceptions” box and write that nominee’s name in the space provided below.)

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

2.                                       PROPOSAL TO RATIFY THE APPOINTMENT BY THE AUDIT COMMITTEE OF PKF, CERTIFIED PUBLIC ACCOUNTANTS, A PROFESSIONAL CORPORATION AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.                                      In their discretion upon such other matters as may properly come before the meeting.

Stockholder sign here	Date

Co-Owner sign here	Date

Please sign exactly as your name appears on your stock certificate(s). When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.